Exhibit 99.1
Guidewire to Appoint John Mullen President and Chief Revenue Officer
Industry veteran has extensive experience in driving transformation and customer success

SAN MATEO, Calif., January 6, 2022 – Guidewire (NYSE: GWRE) is pleased to announce the appointment of John Mullen, former Head, North American Markets at Capgemini, as President and Chief Revenue Officer (CRO). In this newly created role, Mr. Mullen will lead Guidewire’s global sales, delivery services, and customer success organizations. He will start at Guidewire in early February, reporting to CEO Mike Rosenbaum.
Mr. Mullen is an accomplished senior executive with more than 25 years of experience in leading high growth teams in shaping and delivering industry transformation. As Head of the $4B+ North America Business Unit at Capgemini, he led a global team of professionals, delivering innovative solutions that support the strategic growth of the world’s leading brands. Prior to leading North America, Mr. Mullen led the Capgemini Insurance Business Unit, overseeing the expansion of Capgemini’s global Insurance business.
“John is an outstanding leader with extensive experience in P&C insurance having driven many of the industry’s most complex and successful transformations,” said Mike Rosenbaum, Guidewire CEO. “I’m delighted to welcome him to Guidewire’s management team, and I look forward to working with him on our mission to enable insurers, including the largest in the world, to engage, innovate, and grow efficiently with Guidewire Cloud.”

“I’m very excited to join the Guidewire team and look forward to contributing to the company’s future growth,” said Mr. Mullen. “Having worked as a partner to Guidewire I have seen the rigor built into the product and roadmap. The commitment to data and decision sciences provides an excellent platform for an ambitious future for what is already an industry leading brand.” Mullen continued, “I have long admired Guidewire’s culture, focus on customer success, and determination in continually raising the bar on innovation in P&C. The insurance industry is in continuous transformation, and I can’t think of any organization in the world better situated than Guidewire to partner with the insurers that will drive and reap the benefits of innovation.”

About Guidewire
Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. We combine digital, core, analytics, and AI to deliver our platform as a cloud service. More than 450 insurers, from new ventures to the largest and most complex in the world, run on Guidewire.
As a partner to our customers, we continually evolve to enable their success. We are proud of our unparalleled implementation track record, with 1,000+ successful projects, supported by the largest R&D team and partner ecosystem in the industry. Our marketplace provides hundreds of applications that accelerate integration, localization, and innovation.
For more information, please visit www.guidewire.com and follow us on twitter: @Guidewire_PandC.

Media Contact:
Diana Stott
Guidewire Software, Inc.
+1 (650) 781-9955
dstott@guidewire.com
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